Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, each of the undersigned persons agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the shares of the common stock, par value $0.0001, of Anterix Inc. The undersigned shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other persons, unless such person knows that such information is inaccurate.

Dated: July 29, 2024

HEARD CAPITAL LLC

By:	/s/ Erin Casey
Name:	Erin Casey
Title:	General Counsel, Chief Compliance Officer and Chief Administrative Officer

HEARD INVESTMENT MANAGER LLC

By:	/s/ William Heard
Name:	William Heard
Title:	Chief Executive Officer

WILLIAM E. HEARD DECLARATION OF TRUST

By:	/s/ William Heard
Name:	William Heard
Title:	Sole Trustee

/s/ William Heard
William Heard